Exhibit 99.1

IMAGE ENTERTAINMENT REPORTS FISCAL 2011
FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR

Positive Pre-Tax Earnings for Fiscal 2011

CHATSWORTH, Calif., June 29, 2011 – Image Entertainment, Inc. (OTCQB: DISK), a leading independent licensee and distributor of entertainment programming in North America, today reported financial results for its fourth fiscal quarter and year ended March 31, 2011.

“We have made great strides forward over the past year,” commented Ted Green, Chairman of the Board and Chief Executive Officer of Image Entertainment.  “Between the partnership with Sony Pictures Home Entertainment and the addition of the Madacy library, Image has seen an increase in its gross profit margin over last year and an overall net income for the year of $1.7 million compared to a net loss last year of $5.9 million.  Blu-ray™ sales for Image Entertainment have increased by nearly 71% while the rapid growth of digital and VOD distribution allowed for higher margins.  We are extremely pleased with these results.”

“Over the last 18 months, we’ve been quite diligent about our cost reduction plan,” added John Avagliano, Chief Operating Officer and Chief Financial Officer.  “We reduced our overall expenses and increased our margins, which was due in part to our reduced manufacturing costs provided by our distribution and replication arrangement with Sony Pictures.  Our recent announcement of the three-year revolving credit facility with PNC Bank will help us continue to expand our efforts.”

Financial Summary - Fourth Quarter Ended March 31, 2011

•
Consolidated net revenues increased 78% to $25.7 million, from net revenues of $14.4 million for the three months ended March 31, 2010. The increase in revenues was primarily due to a strong new release schedule including “Gun”, “The Resident”, “Chain Letter” and “Kenny Chesney – Summer in 3D” as compared to a weak release schedule in the fourth quarter of the prior year.

•
Income from operations for the fourth quarter increased to $788,000 as compared to a loss of ($7,012,000) in the comparable prior year period. The rise in operating income was primarily due to the favorable margin impact from higher revenues as well as lower general and administrative expenses.

Financial Summary – Fiscal Year Ended March 31, 2011

•
Net revenues decreased 4.4% to $89.0 million, from net revenues of $93.1 million for the twelve months ended March 31, 2010. The decrease in revenues was primarily due to a weaker new release schedule in the first six months of fiscal 2011 as compared to the comparable period in fiscal 2010.

•
Income from operations for the full year increased to $671,000 from a previous year loss of ($11,153,000) The rise in operating income was primarily due to significantly lower selling, general and administrative expenses associated with infrastructure restructuring activities coupled with lower selling and advertising expenses on new release titles.

•	We completed the transition of our distribution and replication process to Sony Pictures Home Entertainment.

•	We completed the purchase of the home video business from Madacy Entertainment in the second quarter of fiscal 2011.

Fiscal Year 2012 Guidance
At this time, the Company is not providing quarterly or annual revenue guidance for fiscal 2012.

Corporate Conference Call
Image Entertainment’s management will not be hosting a conference call regarding the fiscal 2011 financial results.

About Image Entertainment:
Image Entertainment, Inc. is a leading independent licensee and distributor of entertainment programming in North America, with approximately 3,200 exclusive DVD titles and approximately 300 exclusive CD titles in domestic release and more than 450 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights, as well as digital download rights to over 2,300 video programs and approximately 400 audio titles containing more than 5,800 individual tracks. The Company is headquartered in Chatsworth, California. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, the Company’s goals and business strategy. All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

These factors include, but are not limited to, (a) the Company's ability to borrow against its revolving line of credit, which may not have any or sufficient availability for the Company to acquire desirable programming and to operate its business, (b) the Company's history of losses and the potential of additional losses, (c) the Company's limited working capital and limited access to financing, (d) conditions and obligations associated with the Madacy Home Video acquisition, (e) conditions and obligations related to the move of the Company’s replication and distribution arrangements, (f) changing public and consumer taste and changes in customer spending patterns, which may among other things, affect the entertainment and consumer products business generally, (g) the effect of the ongoing current economic slowdown on the willingness of consumers and retailers to purchase the Company's products, (h) changes in the mix of titles sold to customers, (i) technological developments that may affect the distribution of the Company's products or create new risks to the Company's ability to protect its intellectual property, (j) increased competitive pressures, both domestically and internationally, which may, among other things, affect the performance of the Company's business operations and profit margins, (k) changes in U.S. and global financial and equity markets, including market disruptions and significant interest rate fluctuations, which may impede the Company's access to, or increase the cost of, external financing for its operations and investments, (l) further sales or dilution of the Company’s equity, which may adversely affect the market price of the Company’s common stock, (m) the exertion of influence of the Company's largest stockholders over the Company's future direction, and (n) risks associated with the Company's strategy of pursuing acquisitions, joint ventures and partnering arrangements.

For further details and a discussion of these and other risks and uncertainties, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2011. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Image Entertainment’s ability to control or predict.  Unless otherwise required by law, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:	Sue Procko
Sue Procko Public Relations
323-653-5153
sue@sueprockopr.com
###

[Tables Follow]

IMAGE ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS
(unaudited)

March 31, 2011 and 2010

ASSETS

(In thousands)	2011	2010
Current assets:
Cash	$333	$460
Accounts receivable, net of allowances of
$8,462 – 2011
$8,688 – 2010	20,268	17,676
Inventories	13,709	12,659
Royalty and distribution fee advances	12,665	10,979
Other current assets	607	847
Total current assets	47,582	42,621
Noncurrent inventories, principally production costs	1,053	2,201
Noncurrent royalty and distribution advances	15,480	15,669
Property, equipment and improvements, net	605	1,105
Intangible assets	2,144	__
Goodwill	6,762	5,715
Other assets	86	86
Total assets	$73,712	$67,397

IMAGE ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS
(unaudited)

March 31, 2011 and 2010

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

(In thousands, except share data)	2011	2010
Current liabilities:
Accounts payable	$6,781	$6,803
Accrued liabilities	7,828	8,638
Accrued royalties and distribution fees	18,328	14,048
Accrued music publishing fees	4,727	5,846
Deferred revenue	5,331	6,571
Revolving credit facility	6,116	6,380
Current portion of long-term debt, net of debt discount	1,795	—
Series B cumulative preferred stock dividends payable	3,546	616
Stock warrant and purchase rights	72	1,538
Total current liabilities	54,524	50,440
Noncontrolling interest liability	2,603	—
Long-term debt, less current portion, less debt discount	1,443	—
Long-term portion of stock warrant	—	904
Total liabilities	58,570	51,344
Commitments and Contingencies
Series B cumulative preferred stock, $0.0001 par value, 30,000 shares authorized; 22,600 issued and outstanding at March 31, 2011 and 2010, respectively, with a liquidation preference of $22.6 million plus accrued and unpaid dividends as of March 31, 2011 and 2010, respectively	5,839	6,019
Series C junior participating preferred stock, $0.0001 par value, 67,933.4 and 270,000 shares authorized at March 31, 2011 and 2010, respectively; none and 202,066.6 issued and outstanding at March 31, 2011 and 2010, respectively	—	10,895
Stockholders' equity (deficit):
Common stock, $.0001 par value, 500 million shares and 100 million shares authorized at March 31, 2011 and 2010, respectively; 255,602,000 and 25,356,000 issued and outstanding at March 31, 2011 and 2010, respectively	26	3
Additional paid-in capital	65,000	53,284
Accumulated deficit	(55,723)	(54,148)
Net stockholders' equity (deficit)	9,303	(861)
Total liabilities, preferred stock and stockholders’ equity (deficit)	$73,712	$67,397

IMAGE ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

For the Three Months Ended March 31, 2011 and 2010

	Three Months Ended March 31,
(In thousands, except per share data)	2011		2010
NET REVENUES	$25,658	100.0%	$14,424	100.0%
COST OF SALES	19,342	75.4	12,132	84.1
Gross profit	6,316	24.6	2,292	15.8
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
Selling expenses	1,708	6.7	1,912	13.3
General and administrative expenses	3,820	14.9	7,392	51.2
Total selling, general and administrative expenses	5,528	21.5	9,304	64.5
IMCOME (LOSS) FROM OPERATIONS	788	3.1	(7,012)	(48.6)
OTHER EXPENSES (INCOME):
Interest expense	696	2.7	316	2.2
Gain on extinguishment of debt	—	—	(1,904)	(13.2)
Other income	(191)	(0.7)	(6,253)	(43.4)
	505	2.0	(7,841)	(54.4)
INCOME BEFORE PROVISION FOR INCOME TAXES	283	1.0	829	5.7
PROVISION (BENEFIT) FOR INCOME TAXES	(111)	(0.4)	46	0.3
NET INCOME	394	1.5	783	5.4
Dividend on Series B cumulative preferred stock	(690)	(2.7)	(616)	(4.3)
Deemed dividend on Series C junior participating preferred stock	(359)	(1.4)	(412)	(2.9)
NET LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(655)	(2.6)%	$(245)	(1.7)%
NET LOSS PER COMMON SHARE:
Net loss per common share – basic and diluted	$(0.00)		$(0.01)
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	255,602		25,080

IMAGE ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

For the Years Ended March 31, 2011 and 2010

(In thousands, except per share data)	2011		2010
NET REVENUES	$88,959	100.0%	$93,070	100.0%
COST OF SALES	68,480	77.0	74,337	79.9
Gross profit	20,479	23.0	18,733	20.1
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
Selling expenses	6,326	7.1	11,272	12.1
General and administrative expenses	13,482	15.2	18,614	20.0
Total selling, general and administrative expenses	19,808	22.3	29,886	32.1
INCOME (LOSS) FROM OPERATIONS	671	0.8	(11,153)	(12.0)
OTHER EXPENSES (INCOME):
Interest expense	1,317	1.5	2,145	2.3
Loss on extinguishment of debt	—	—	277	0.3
Other income	(2,386)	(2.7)	(7,751)	(8.3)
	(1,069)	(1.2)	(5,329)	(5.7)
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	1,740	2.0	(5,824)	(6.3)
PROVISION FOR INCOME TAXES	26	0.0	98	0.1
NET INCOME (LOSS)	1,714	1.9	(5,922)	(6.4)
Dividend on Series B cumulative preferred stock	(2,930)	(3.3)	(616)	(0.7)
Deemed dividend on Series C junior participating preferred stock	(359)	(0.4)	(412)	(0.4)
NET LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(1,575)	(1.8)%	$(6,950)	(7.5)%
NET LOSS PER COMMON SHARE:
Net loss per common share – basic and diluted	$(0.01)		$(0.31)
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	110,310		22,644